Exhibit 99.1

China GengSheng Minerals Reports Third Quarter 2011 Financial Results

Company Returns to Profitability on Record Quarterly Revenue of $21.5 Million with
Growth Across All Core Business Segments;
New Fracture Proppant Facility Commenced Production in September 2011

GONGYI, China, November 10, 2011 – China GengSheng Minerals, Inc. (NYSE Amex: CHGS), a leading China-based high-tech industrial materials manufacturer producing heat resistant, energy efficient materials for a variety of industrial applications, today announced its financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Financial Highlights:

Revenue increased 28.2% year-over-year to approximately $21.5 million.
Fracture proppant sales totaled approximately $5.7 million, an increase of 13.4% year-over-year, compared with approximately $5.0 million in the third quarter of 2010.
Refractories sales were approximately $13.4 million, an increase of 17.6% year-over-year, compared with approximately $11.4 million in the third quarter of 2010.
Sales of fine precision abrasives totaled approximately $2.2 million, compared with approximately $184,000 in the third quarter of 2010.

Gross profit increased 11.3% to approximately $5.5 million, or 25.6% of total sales, compared with approximately $4.9 million, or 29.5% of total sales in the same period a year ago.
Operating income was flat at approximately $1.4 million compared with the third quarter of 2010.

Net income attributable to the Company’s common stockholders decreased slightly to approximately $853,000, or $0.03 per fully diluted share, compared with approximately $905,000 million, or $0.04 per fully diluted share in the third quarter of 2010.

As of September 30, 2011, the Company had cash and cash equivalents of approximately $7.9 million, stockholders’ equity of approximately $61.3 million and working capital of approximately $19.2 million.

First Nine Months of 2011 Financial Highlights:

Revenue increased 33.2% year-over-year to approximately $58.1 million.
Fracture proppant sales totaled approximately $16.8 million, an increase of 80.6% year-over-year, compared with approximately $9.3 million in the first nine months of 2010.
Refractories sales were approximately $35.9 million, an increase of 8.3% year-over-year, compared with approximately $33.1 million in the first nine months 2010.

Fine precision abrasives products generated sales totaling approximately $4.5 million, compared with approximately $184,000 during the year-ago period. The Company launched its fine precision abrasives products in September 2010.

Gross profit increased 9.3% to approximately $15.1 million, or 26.0% of total sales, compared with approximately $13.8 million, or 31.7% of total sales in the same period a year ago.
Net operating income totaled approximately $2.9 million, compared with approximately $3.6 million in the first nine months of 2010.

Net income attributable to the Company’ s common stockholders was approximately $526,000 or $0.02 per fully diluted share, compared with net income of approximately $2.3 million, or $0.10 per fully diluted share in the first nine months of 2010.

Third Quarter 2011 and Recent Business Highlights

GengSheng’s new fracture proppant manufacturing facility, Henan Yuxing Proppant Co., Ltd., commenced production in September 2011. With designed fracture proppant capacity of 60,000 metric tons per year, the facility’s current monthly production reached 3,000 metric tons, and the Company expects to ramp up production to reach optimal utilization in the first half of 2012.
Signed a fine precision abrasives supply contract with a leading solar panel manufacturer in China, with monthly shipments expected to be above 200 metric tons in the fourth quarter of 2011.
In October 2011, fine precision abrasives output increased to 800 metric tons per month through ongoing equipment upgrades and improved production efficiency.
Appointed Mr. Ningfang Liang as Chief Financial Officer to improve communication, financial controls and transparency.

“We achieved record quarterly revenue of approximately $21.5 million, generating top-line growth from all three primary business segments in the third quarter. Importantly, we made significant improvements across key operating metrics and returning to profitability following three consecutive quarters of losses,” said Mr. Shunqing Zhang, China GengSheng's Chairman and Chief Executive Officer. “We achieved meaningful improvements in our business despite challenges in the steel and solar industries, as well as tightening monetary policy in China and domestic and international macroeconomic uncertainties which have impacted customer demand. We are pleased by our team’s ability to execute on the primary strategic growth initiatives for each of our business segments, contributing to our solid performance in the third quarter and positioning the Company well to address the opportunities and challenges lies in ahead of us.”

“During the quarter, we signed a number of supply contract renewals with key steel mill customers for our refractories products, successfully negotiating price increases in most cases. Our R&D efforts in the refractories space remain aggressive as we work to expand margins and add value for our customers. Through our strategic marketing partnership, we have begun low-volume trial shipments of our fracture proppants to multiple oil and gas drillers in North America, and expanded our manufacturing capacity and sales force to better address the growing worldwide demand for these products. Our fine precision abrasive business continues to progress as well, through ongoing initiatives aimed at improving our manufacturing efficiency to drive margin expansion and profitability, as well as engagements with leading Chinese solar panel manufactures.”

“Overall, we are excited by the Company’s improved performance in the third quarter, particularly given the macro-level challenges we faced. We have a clearly defined growth strategy for each of our primary business segments, and are confident that our continued successful execution of these initiatives, coupled with prudent operating expense controls, will position the Company to achieve continued growth and sustainable profitability.”

Financial Results for the Three Months Ended September 30, 2011

For the third quarter of 2011, sales revenue was approximately $21.5 million, an increase of 28.2%, over approximately $16.7 million in the third quarter of 2010. The year-over-year increase was mainly attributable to increased sales from fine precision abrasives and strong demand from steel producers, oil and gas drillers and solar panel manufacturers.

Sales of the Company’s core refractory products reached approximately $13.4 million, or 62.4% of total sales, an increase of 17.6%, compared with approximately $11.4 million, or 68.0% of total sales in the third quarter of 2010. The sales increase was primarily due to an increase in average selling price, which reached approximately $454 per metric ton in the third quarter of 2011, representing a 16.4% increase compared with approximately $390 per metric ton in the same period of 2010.
Sales of fracture proppants totaled approximately $5.7 million, or 26.6% of sales, an increase of 13.4%, compared with approximately $5.0 million in the third quarter of 2010. The increase in sales was primarily driven by strong international demand, as well as increase in average selling prices, which was attributable to the change of product mix and the favorable impact of foreign exchange rate. Average selling price increased to approximately $384 per metric ton in the third quarter of 2011, compared with approximately $363 per metric ton in the same period of 2010.
Sales of industrial ceramic products totaled approximately $157,000, or 0.7% of sales, compared with approximately $144,000 in the third quarter of 2010.
Sales of the Company’s fine precision abrasives products, which launched in the third quarter of 2010, totaled approximately $2.2 million, or 10.3 % of total sales, compared with approximately $184,000 in the third quarter of 2010.

Cost of goods sold totaled approximately $16.0 million, an increase of 35.3%, compared with approximately $11.8 million for the third quarter of 2010. The increase in cost of goods sold was mainly due to the increased sales, higher raw materials costs and labor costs compared with the same period in 2010.

Gross profit for the three months ended September 30, 2011, totaled approximately $5.5 million, or 25.6% of revenue, compared with approximately $4.9 million, or 29.5% of revenue in the third quarter of 2010. The percentage decrease in gross profit was primarily attributable to the relatively lower gross margin in fine precision abrasives products as we sold obsolete and lower-quality products to reduce the inventory level.

For the three months ended September 30, 2011, total operating expenses were approximately $4.1 million, compared with approximately $3.5 million in the year-ago period. General and administrative expenses increased to approximately $1.7 million for the third quarter of 2011, compared with approximately $1.5 million for the third quarter in 2010. The increase in general and administrative expenses was primarily due to the higher salary expenses as a result of increase in the average salary level. Selling expenses increased by 21.7% year-over-year, to approximately $2.1 million for the three months ended September 30, 2011, compared with approximately $1.7 million for the third quarter of 2010. The increase in selling expenses was primarily attributable to business expansion in the fine precision abrasives and fracture proppant segments. As a percentage of net revenues, selling expenses decreased to 9.8% for the three months ended September 30, 2011, as compared to 10.3% for the same period in 2010.

Finance costs totaled approximately $1.4 million for the three months ended September 30, 2011, compared with approximately $563,000 in the third quarter in 2010. This significant increase was primarily attributable to an increase of approximately $0.5 million in bills discounting charges as we discounted more bills receivable instead of holding them to maturity; and an increase of approximately $0.4 million in interest expenses as we increased borrowing activities for the three months ended September 30, 2011.

Income taxes were approximately $176,000 for the three months ended September 30, 2011, an increase of approximately $89,000 or 102.3% from approximately $87,000 for the three months ended September 30, 2010.

Net income attributable to Company's common stockholders was approximately $853,000 or $0.03 per diluted share, based on weighted average shares outstanding of approximately 26.8 million for the third quarter of 2011. This compares with net income of approximately $905,000, or $0.04 per diluted share, based on weighted average shares outstanding of approximately 24.3 million for the third quarter in 2010. The increase in share count compared with the third quarter of 2010 was related to the completion of the Company's registered direct offering in January 2011.

Liquidity and Capital Resources

As of September 30, 2011, the Company had cash and cash equivalents totaling approximately $7.9 million, compared with approximately $925,000 as of December 31, 2010. The increase in cash and cash equivalents was primarily due to approximately $9.3 million in net proceeds from the Company's registered direct offering in January 2011. Current assets totaled approximately $134.0 million, with working capital of approximately $19.2 million and total shareholders' equity of approximately $61.3 million as of September 30, 2011, respectively.

Conference Call

Management will hold a conference call on Friday, November 11, 2011 at 8:00 a.m. EST (9:00 p.m. BJ time) to discuss third quarter 2011 results.

To participate in the call please dial (877) 407-9205 from the U.S. and Canada, or (201) 689-8054 for international calls, approximately 10 minutes prior to the scheduled start time. The call will also be available as a live, listen-only webcast at http://www.gengsheng.com/english/affair.aspx.

A telephone replay of the call will be available through November 25, 2011. To access the replay, please dial (877) 660-6853 in the U.S. and Canada, or (201) 612-7415 internationally; account number 286 and conference ID 381628. Additionally, a webcast archive will be available for a period of one year.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramic, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou Southeast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, Henan GengSheng High Temperature Materials Co., Ltd. and Henan Yuxing Proppant Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

To be added to the Company’s email distribution for future press releases, please send your request to gengsheng@tpg-ir.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China GengSheng Minerals, Inc., and its subsidiary companies. All statements other than statements of historical fact included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In the US:
China GengSheng Minerals, Inc.
Chief Financial Officer
Mr. Ningfang Liang
+1-201-210-2753

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
+1-212-481-2050
gengsheng@tpg-ir.com

In China:
The Piacente Group, Inc.
Investor Relations
Wendy Sun
+86-10-6590-7991
gengsheng@tpg-ir.com

China GengSheng Minerals, Inc.
Investor Relations
Mr. Shuai Zhang
gszs@gengsheng.com
+86-135-2551-0415

China GengSheng Minerals, Inc.
Condensed Consolidated Balance Sheets

	As of	As of
	September 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$7,881,051	$925,052
Restricted cash	38,521,310	21,693,100
Trade receivables, net	47,306,966	43,240,996
Bills receivable	8,630,508	3,074,156
Other receivables, prepayments and payment in advance	10,095,785	7,024,142
Advances to senior management	-	51,449
Inventories	21,543,346	15,679,492
Deferred tax assets	60,588	244,046

Total current assets	134,039,554	91,932,433

Deposits for acquisition of a non-consolidated affiliate	2,343,000	2,275,500
Deposits for acquisition of land use right, property, plant and equipment	3,712,419	1,061,502
Goodwill	472,229	441,089
Intangible assets, net	332,862	379,250
Property, plant and equipment, net	34,578,481	26,188,235
Land use rights, net	954,856	944,166

TOTAL ASSETS	$176,433,401	$123,222,175

LIABILITIES AND EQUITY

Current liabilities:
Trade payables	$17,003,155	$14,279,568
Bills payable	32,349,020	8,495,200
Other payables and accrued expenses	6,291,205	5,198,131
Deferred revenue - Government grants	217,118	394,420
Provision for warranty	71,807	69,739
Income taxes payable	487,328	606,877
Non-interest-bearing loans	1,626,152	1,062,114
Collateralized bank loans	53,568,790	41,641,650
Loan from a third party	3,124,000	-
Deferred tax liabilities	102,150	149,578
Warrant liabilities	-	-

TOTAL LIABILITIES	$114,840,725	71,897,277

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - par value $0.001 per share
Authorized 50,000,000 shares; none issued and outstanding	$-	$-
Common stock - par value $0.001 per share

Authorized 100,000,000 shares; issued and outstanding 26,794,386 shares as of September 30, 2011 and 24,294,386 shares as of December 31, 2010	26,794	24,294
Additional paid-in capital	28,189,354	19,903,388
Statutory and other reserves	7,521,114	7,521,114
Accumulated other comprehensive income	7,443,024	5,949,455
Retained earnings	18,162,691	17,636,730

Total China GengSheng Minerals, Inc. (the “Company”) stockholders' equity	61,342,977	51,034,981
NONCONTROLLING INTEREST	249,699	289,917

TOTAL EQUITY	61,592,676	51,324,898

TOTAL LIABILITIES AND EQUITY	$176,433,401	123,222,175

China GengSheng Minerals, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income

	Three months ended		Nine months ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010
Sales revenue	$21,462,618 $	16,739,173	$58,082,369 $	43,594,852
Cost of goods sold	(15,959,253)	(11,794,922)	(42,956,698)	(29,761,067)

Gross profit	5,503,365	4,944,251	15,125,671	13,833,785

Operating expenses
General and administrative expenses	1,682,541	1,542,786	4,816,139	4,391,438
Research and development expenses	271,961	264,578	558,490	762,285
Selling expenses	2,100,249	1,725,262	6,833,306	5,030,818

Total operating expenses	4,054,751	3,532,626	12,207,935	10,184,541

Net operating income	1,448,614	1,411,625	2,917,736	3,649,244

Other income (expenses)
Government grant income	359,971	51,752	377,656	122,784
Guarantee income	174,378	-	384,626	-
Guarantee expenses	(66,761)	-	(243,153)	-
Interest income	368,273	27,777	550,654	186,276
Change in fair value of warrant liabilities	60,000	-	970,000	-
Other income (expenses)	35,884	56,412	(31,838)	60,108
Finance costs	(1,364,692)	(562,878)	(3,901,791)	(1,311,836)

Total other expenses	(432,947)	(426,937)	(1,893,846)	(942,668)

Income before income taxes and noncontrolling interest	1,015,667	984,688	1,023,890	2,706,576
Income taxes	(175,837)	(86,684)	(538,147)	(371,294)

Net income before noncontrolling interest	839,830	898,004	485,743	2,335,282
Net income (loss) attributable to noncontrolling interest	13,103	6,990	40,218	(20,075)

Net income attributable to Company’s common stockholders	$852,933 $	904,994	$525,961 $	2,315,207

Net income before noncontrolling interest	$839,830 $	898,004	$485,743 $	2,335,282
Other comprehensive income
Foreign currency translation adjustments	502,329	805,236	1,493,569	1,002,653

Comprehensive income	1,342,159	1,703,240	1,979,312	3,337,935

Comprehensive income (loss) attributable to noncontrolling interest	13,103	2,171	40,218	(26,558)
Comprehensive income attributable to Company’s common stockholders	$1,355,262 $	1,705,411	$2,019,530 $	3,311,377

Earnings per share - Basic and diluted attributable to Company’s common stockholders	$0.03 $	0.04	$0.02 $	0.10
Weighted average number of shares - Basic and diluted	26,794,386	24,269,727	26,739,440	24,294,366

China GengSheng Minerals, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine months ended
	September 30,
	(Unaudited)
	2011	2010
Cash flows from operating activities
Net income before noncontrolling interest	$485,743 $	2,335,282
Adjustments to reconcile net income before noncontrolling interest to net cash provided by (used in) operating activities:
Depreciation	1,573,547	1,157,129
Amortization of land use right	16,117	16,665
Amortization of intangible assets	57,638	40,118
Deferred taxes	137,513	7,258
Allowance for (reversal of) doubtful accounts	444,454	(16,390)
Share-based compensation	-	287,000
Deferred revenue amortised	(185,977)	-
Loss (Gain) on disposal of property, plant and equipment	32,200	(57,860)
Change in fair value of warrant liabilities	(970,000)	-
Changes in operating assets and liabilities:
Restricted cash	(7,595,746)	(8,826,000)
Trade receivables	(3,183,185)	(4,507,792)
Bills receivable	(5,377,690)	940,251
Other receivables, prepayments and payment in advance	(2,864,932)	(2,634,294)
Inventories	(5,311,908)	(4,126,827)
Other payables and accrued expenses	961,825	3,190,654
Trade payables	2,263,189	(840,238)
Bills payable	23,224,070	12,413,100
Income taxes payable	(135,349)	140,847

Net cash flows provided by (used in) operating activities	3,571,509	(481,097)

Cash flows from investing activities
Payments for deposits of acquisition of land use right, property, plant and equipment	(2,577,505)	(560,447)
Proceeds from disposal of property, plant and equipment	68,991	-
Payments for acquisition of property, plant and equipment	(9,173,385)	(5,078,730)

Net cash flows used in investing activities	(11,681,899)	(5,639,177)

Cash flows from financing activities
Net proceeds from issue of shares	9,258,466	-
(Increase) decrease in restricted cash	(8,329,925)	3,089,100
Loan from a third party	3,074,000	-
Proceeds from bank loans	78,117,410	36,113,050
Repayment of bank loans	(67,596,645)	(28,537,400)
Proceeds from non-interest-bearing loans	1,014,420	2,232,488
Repayment of non-interest-bearing loans	(490,412)	(588,646)
Government grant received	-	179,462
Net cash flows provided by financing activities	15,047,314	12,488,054
Effect of foreign currency translation on cash and cash equivalents	19,075	132,286
Net increase in cash and cash equivalents	6,955,999	6,500,066
Cash and cash equivalents - beginning of period	925,052	992,204

Cash and cash equivalents - end of period	$7,881,051	$7,492,270

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$3,901,791	$700,569
Income taxes	$369,015	$277,463

Non-cash investing and financing transactions:
Receivables for disposal of property, plant and equipment settled by offsetting accounts payable	$-	$158,066
Warrants issued to investors in connection with the private placement	$970,000	$-